Exhibit 99.1

Goldenbridge Acquisition Limited Announces Additional Contribution to Trust Account to Extend Period to Consummate Business Combination

NEW YORK, Feb. 27, 2023 (GLOBE NEWSWIRE) -- Goldenbridge Acquisition Limited (NASDAQ: GBRGU, the “Company”), a special purpose acquisition company, announced today that Auto Services Group Limited (“SunCar”), has deposited into the Company’s trust account (the “Trust Account”) an aggregate amount of $174,561.30 (representing approximately $0.10 per ordinary share), in order to extend the period of time the Company has to complete a business combination for an additional three (3) months period, from March 4, 2023 to June 4, 2023. The Company issued one unsecured promissory note in an amount of $174,561.30, to SunCar with a principal amount equal to the amount deposited. The promissory note bears no interest and is convertible into the Company’s units (with each unit consisting of one ordinary share, one warrant to purchase one-half of one ordinary share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination) at a price of $10.00 per unit at the closing of a business combination by the Company. The purpose of the extension is to provide additional time for the Company to complete a business combination.

About Goldenbridge Acquisition Limited

Goldenbridge Acquisition Limited is incorporated in the British Virgin Islands as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Goldenbridge’s efforts to identify a prospective target business have not been limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Yongsheng Liu

Chief Executive Officer and Chief Financial Officer

Goldenbridge Acquisition Limited

Tel: +86 (186) 0217-2929